Exhibit 99.2

Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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MANAGEMENT DISCUSSION SECTION

Operator: Good day everyone and welcome to the Sanderson Farms, Incorporated Fourth Quarter Fiscal 2013 Conference Call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn things over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you. Good morning and welcome to Sanderson Farms’ fourth quarter and year-end conference call. This morning, we reported net income of $45.3 million or $1.97 per share for fourth fiscal quarter of 2013. During the fourth quarter of last year, we made $9.3 million or $0.41 per share. For the year ended October 31, 2013, we reported net income of $130.6 million or $5.68 per share. For fiscal 2012, we reported net income of $53.9 million or $2.35 per share. If you did not receive a copy of the release or accompanying financial summary, they are available on our website at www.sandersonfarms.com. Before we continue, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Joe, and good morning everyone. This morning’s call will contain forward-looking statements about the business, financial conditions, and prospects of the company. Examples of forward-looking statement include statements about future production levels, grain cost, poultry prices and economic conditions.

The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our press release and also in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013, and that report was filed with the SEC this morning. All forward-looking statements speak only as of today and are based on our current expectations, beliefs and assumptions, which could change quickly based on the many external factors that affect our business. We undertake no obligation to update or to revise those forward-looking statements.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you, Mike. Fiscal 2013 was a good year for Sanderson Farms. Overall poultry markets were much improved for the year, compared to 2012, although grain cost and flocks sold were up substantially for the full fiscal year compared to last year. Our net sales for the full year of $2.683 billion, a 12.4% increase over the fiscal 2012, were another record for Sanderson Farms. Both our live production division and our processing plants ran well during the year, especially after we’ve returned to full production in June. Also we continued to mature our sales at Kinston, North Carolina, plant, and other plants during the first half of the fiscal year.

Our 2013 financial results allowed us to continue to strengthen our balance sheet and put us in a position to begin construction of our new complex in Palestine, Texas. We’ve reduced long-term debt by approximately $121 million during the year. Our debt to cap ratio of 5.6% has our balance sheet in position to resume our growth strategy. While we have room to improve our performance, I’m grateful for the efforts of our growers and employees during this past fiscal year and look forward to working with them to capture the opportunities available to us during the coming years.

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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With that introduction, I will ask Lampkin and Mike to provide details on the quarter and I will return after they finish to discuss grain and answer your questions.

Lampkin Butts, President, Chief Operating Officer & Director

Thank you, Joe, and good morning. Overall market conditions improved during the year but certainly slow from during our fourth quarter, compared to the feeds achieved this past spring and summer. The average Georgia Dock price during our fourth quarter was approximately 10.9% higher than last year’s fourth quarter, averaging $1.06 per pound for the year. For the year, the Georgia Dock averaged $1.03 per pound, which represented a 10.4% increase over the $0.93 per pound average during fiscal 2012. The Georgia Dock price is currently $1.0425 per pound. As many of you know, the Georgia Dock price is a good indicator of supply and demand dynamics for products sold to retail grocery stores. The balance of supply and retail grocery demand has held relatively steady through most of the last four years.

Bulk leg quarter prices were approximately 1.4% lower during the quarter compared to last year’s fourth quarter, but for the full year were essentially flat with last year decreasing 0.5% during fiscal 2013 compared to 2012. Urner Barry market prices for leg quarters averaged $0.482 per pound during the fourth quarter, $0.497 per pound for the year and the current Urner Barry quote for bulk leg quarters is $0.41 per pound. Despite falling off slightly this fall, export demand remained relatively strong during fiscal 2013 and the volume of poultry exports for calendar 2013 were up 1% through October, compared to 2012, and the value was up 2.3%.

The market for boneless breast meat started the year relatively soft, before moving above $2 per pound in May for the first time, since 2004. Prices during our fourth quarter were higher by 8.4%, when compared to the fourth quarter a year ago, but were sharply lower than the peak last May. Recorded market price for boneless average to $1.57 per pound during the fourth quarter, and $1.62 per pound for the fiscal year. The Urner Barry market price for boneless breast is currently $1.33 per pound.

Softness in the boneless breast market continues to reflect stubborn weakness in the market for protein consumed away from home, and higher chicken production numbers this fall. While food traffic through the food service establishment remains challenged by macroeconomic conditions, the spike in boneless breast in May, was triggered by menu shifts featuring chicken products at QSR and casual dining.

Jumbo wing prices during our fourth quarter averaged $1.43 per pound, down 16.5% from the average of $1.71 per pound, during last year’s fourth quarter. For the year, jumbo wing prices were lower by 5.1%, from an average of $1.58 per pound during fiscal 2012, to an average of $1.50 per pound during 2013. The current Urner Barry quote for jumbo wings is $1 per pound and wing prices reflect the counter seasonal drop in prices this fall. When you roll all of this together our average sales price for poultry products during the full fiscal year was higher by $0.075 per pound compared to last year, increasing 9.64% for the year ended October 31, 2013 when compared to the year ended October 31, 2012. This increase of $0.075 per pound in our average sales price for chicken offset a $0.022 per pound increase in our paid cost in broilers processed, contributed to improved operating margins in our chicken business this fiscal year compared to last year. Our cash costs for corn delivered to our paid meals during this year’s fourth quarter were lower than last year’s fourth quarter, decreasing 32.8%, while the cost for delivered soybean meal decreased 1.6% during our fourth quarter compared to last year.

Over the year, we paid $72.2 million more for feed grains when compared to 2012. Remember that there is a lag in the time it takes for the cost of grains delivered to our meals to show up in our cost of goods sold, because we recognized the cost of grain when we process the chickens that eat that grain. Our paid cost per pound in broilers flocks processed were lower by $0.042 cents for 9.7% during this year’s fourth quarter compared to a year ago.

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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For the year paid cost in broiler process were higher by $0.022 per pound or 5.7%. We completed well in the industry during 2013 in terms of operating efficiencies. That said, we have improvement as always and we’ll work hard this year to improve all of our operations and our sales execution. Like Joe, I’m grateful for everyone associated with Sanderson Farms, our employees, growers, customers, and vendors and look forward to the New Year.

At this point, I’ll turn the call over to Mike for a discussion of the quarter’s financial results.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Lampkin, and good morning again. Our financial performance during the fourth fiscal quarter of the year reflects the improved environment described by Joe and Lampkin. Our net sales for the quarter of $727.1 million was up from $648.4 million for the same quarter last year. The increase in net sales for the quarter reflects a 7.5% increase in our average sales price for poultry products compared to last year and an increase in poultry pounds sold of 4.2%.

Our cost of sales of poultry products for the quarter ended October 31 increased 1.4% when compared to the same quarter last year. This increase is a result of 4.2% more poultry pounds sold, offset by 9.7% decrease in the cost of feed in broilers processed during the quarter. For the fiscal year, our net sales totaled $2.683 billion, and that’s up 12.4% from the $2.386 billion during 2012. Cost of sales for the year increased 7.4% compared to last year and totaled $2.377 billion.

Our average sales price for poultry products sold during the year was up 9.6% compared to fiscal 2012 and our average cost per pound in our poultry business increased $0.033 or 4.6% compared to last year, reflecting those higher grain costs Joe described. For the year, feed cost comprised 54.2% of cost of goods sold and that compares to 53.6% during fiscal 2012. In our Prepared Food business, we sold 2.3 million more pounds, a 4.9% increase and we realized $7.03 per pound more and that was a 3.8% increase.

During this year’s fourth fiscal quarter, we processed 824 million pounds of dressed poultry and we sold 822 million pounds. We processed 3.041 billion pounds for the year and sold 3.031 billion pounds. For those of you model in fiscal 2014, we currently expect to process 3.13 billion pounds of chicken during fiscal 2014. And that would represent a 2.5% increase in pounds processed compared to this year or compared to 2013.

If we run our plants as we expect to, those pounds would be processed as follows; 727 million pounds in the first quarter, 752 million pounds in the second quarter and 827 million pounds in both Q3 and Q4. Of course, these estimates are subject to change based on weather, target live weight, market conditions and other factors.

Our SG&A expenses for fiscal 2013 were up $23.1 million compared to fiscal 2012. And that increase was due primarily to the accrual and payment of an ESOP contribution here in 2013, and the accrual of incentive bonuses. Our ESOP accrual for this year was $8.4 million and that compares to $3.8 million a year ago, and we also accrued $21.5 million in bonuses. Of that $21.5 million, $8.2 million was booked as SG&A expenses and $313.3 million you will find in cost of goods sold.

For those of you who model in SG&A expenses for next year, keep in mind that when we begin working in Palestine, we will book those expenses as SG&A expenses until that new plant begins operating. We estimate that’ll be approximately $5.5 million dollars, and it will be back-end loaded, it will – most of it will occur in the third quarter and fourth quarter of next year.

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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At the end of our fiscal year, our balance sheet reflects stockholders’ equity of $671.6 million and net working capital of $269.2 million. Our current ratio was 2.7 to 1. Our total debt at year-end was $40.2 million and our total debt to cap ratio was 5.6%. For the year, we spent $54.5 million on capital improvements and we paid $16.3 million in dividends.

For fiscal 2013, interest expense was $6.1 million and that’s a decrease from the $9.2 million last year and reflects our lower outstanding debt. Our effective tax rate was 34.7% and going forward, we continue to model an effective tax rate of approximately 34.9%. We now expect our CapEx for maintenance during fiscal 2014 to be approximately $58 million, and we will fund that by cash on hand, internally generated working capital, cash flows from operations and as needed liquidity provided by our revolver.

We expect to spend approximately a $110 million on the new facility during 2014. And we also expect the total cost of that complex to be approximately a $140 million. The company has $600 million unsecured revolving line of credit, of which $589.2 million was available to us at October 31, 2013. Our depreciation for the year was $62.2 million and we expect approximately $63 million for next year. Effective October 24 this year, the company amended this revolver to do several things. First, we increased the line from $500 million to $600 million. The amendment also reduced the base net worth requirements of $450 million effective October 31, 2013 and we also decreased the interest rate on outstanding amounts by 25 basis points across the board. Unless extended, this revolver will expire in October 2018 and it remains unsecured.

With that, I’ll turn the call back to Joe for comments about our grain strategy.

Joe Frank Sanderson, Chairman & Chief Executive Officer, Sanderson Farms, Inc.

Thank you, Mike. Our feed grain cost during fiscal 2013 were significantly higher than during fiscal 2012, but moved lower during our fourth fiscal quarter, while grain market prices have come down from the highs, market prices for both corn and soybean meal remain above historical averages. If we had locked in prices for all of our current needs for fiscal 2014 including what we’ve already priced at current values, that is if using the Chicago Board of Trade contract prices for current and future needs as it close last night, our cost for grain during fiscal 2014 would be $194 million lower than during fiscal 2013. While that estimate is based on yesterday’s cash market price for grain, our costs in anyone building the model that prices have been volatile and I expect that volatility to continue. We have priced our corn and meal needs through December and no further.

When final harvest numbers were known and reported in USDA January report, the tray will know what’s [indiscernible] of both corn and bean balances sheets will look like going forward. We should also benefit from lower basis paid for bushel of corn purchased during fiscal 2014. Basis was extraordinarily high during 2013 as a result of the tight carryout of both corn and beans. I agree with [indiscernible] market conditions while improve this year as a result of menu changes continue to reflect weakness in consumer spending and lower consumption of protein away from home. I also continue to believe we will see meaningful demand improvement for chicken and food service when American begin getting their jobs back in large numbers and gaining some confidence that macroeconomic conditions are improving, and that Washington is making progress on the fiscal and debt issues facing the country.

I will share five things, we’re watching closely as we start the new fiscal year. First [indiscernible] will impact grain fundamentals as the quality and the quantity of the South American crops. So, we’re keeping one eye on South America. As of today, the corn and soy crops in Brazil and the rest of South America are progressing nicely. Secondly, have an eye on Washington and the political debate regarding the country’s fiscal health. The significant negative impact and contentious debate regarding the debt ceiling had on American consumers, and August of 2011 was repeated in October of 2013. And we are hopeful of recent progress in Washington means it will not be repeated.

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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We are also hopeful that a successful resolution to the current debt and budget debate might actually spur some optimism and relief among consumers who opened their pocket books a little more.

Third, we will be carefully watching the planning intentions report in March. American farmers have every incentive to once again plant corn and soybeans on every available acre and we anticipate that we’ll. Fourth, we will of course watch chicken production numbers. We continue to believe that broiler [ph] depleted breeder flocks will remain a constrain to significantly higher production numbers, it is possible the industry could produce 2.5% to 3.5% more chicken during 2014. Although, healthy, more optimistic, and fully employed American consumers could easily absorb that increased, we won’t know the impact higher production numbers will have on chicken markets until we get there.

We know chicken will be competing once again during 2014 with higher price beef. But to the extent food service customers will feature chicken over beef and the extent to which consumers filling their grocery records will switch from higher price beef to lower-cost options is simply unknowable today. While today’s grain market suggest we will enjoy a significantly lower cost during fiscal 2014, whether and to what extent we give some of those lower cost back to the chicken market is a question we will have to wait to answer.

Finally, we will focus our efforts on Palestinian and work to get that new complex built and ready to begin operation. Construction is underway at the feed mill hatchery and processing plant, and we are signing up growers. I remain optimistic for the long-term. Our balance sheet is strong. We have significantly reduced their debt and the company is in a position to continue our growth strategy. The new complex in Palestine demonstrates our optimism and our confidence in the long-term success of Sanderson Farms. The new complex will add value for our investors, opportunities for our employees and high quality products for new customers. We are committed to continue to grow our company beyond Palestine as well to add value for our shareholders and opportunities for our employees, and I’m ready to do that. No matter the market conditions, we will continue to focus on those things we can control and manage the others as best we can.

With that, we will now take your questions.

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] We’ll hear first from Farha Aslam with Stephens.

<Q – Farha Aslam>: Hi. Good morning.

<A>: Good morning, Farha.

<Q – Farha Aslam>: Joe, I know that long-term visibility in chicken is hard to [indiscernible], but perhaps look at top to short-term, looking at your October quarter versus what you’re seeing here in the January quarter, could you give contrast what you’re seeing in your retail tray pack plans versus what you’re seeing in your big bird deboning plans?

<A>: Sure. Retail is very good right now. The Georgia Dock had a $4 in a quarter, is very strong, margins are good there. Big bird deboning was boneless...

<A>: 133

<A>: 133 leg quarters; at 41 in wings at a $1.

<A>: A $1.

<A>: Margins are compressed there and the returns are much better in tray packed than they are in big bird deboning.

<Q – Farha Aslam>: And as we look forward into the spring, how are you thinking that retailers and food service operators will feature chicken versus beef and pork and how do you that will balance with the production that you anticipate?

<A>: You know, we believe that we – past Christmas, we are going to see a lot of activity. We think we’ll get an increase in bonus breast on Urner Barry. We certainly think we’re going to – we know, we’re going to have a lot of activity at retail with bonus breast as well, and even – we believe we will have similar activity to what we had in 2013 chicken versus half priced beef. We did not have the – of course, we are not in the fast food market, we do not have the intelligence that other processors have regarding features in quick serve. But we have had some telephone calls from other people that supply quick serve asking us for bonus breast, both bonus breast. So we believe there is going to be some features out there similar to what we had last May.

<Q – Farha Aslam>: Perfect. And my last question is regarding basis. How much do you think additional basis cost you in the fiscal 2013 year and what kind of relief should we expect in 2014 for you on the basis number?

<A>: That is – I’m going to let Mike. Mike, has...

<A>: Corn basis in fiscal 2013 versus 2012, give me a minute Farha.

<Q – Farha Aslam>: No problem.

<A>: Yeah, you don’t have 2012.

<A>: You don’t have 2012.

<A>: Yeah, I don’t have 2012 to compare to that.

<A>: Can you compare 2013 and 2014, we don’t know the back half...?

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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<A>: We don’t know the back half of 2014, but we’re looking at $13 million lower in 2014 based on what we estimate basis to be the day versus 2013 and soy basis down about $4 million.

<Q – Farha Aslam>: So, can we hack on that basis number to that 194 decline that we talked about regarding grain or does that 194 include that basis benefit?

<A>: It includes that basis benefit.

<Q – Farha Aslam>: Okay, perfect. That’s exactly what I needed. Thank you.

<A>: Keep in mind, it could be larger or smaller.

<Q – Farha Aslam>: Appreciate that. Thank you.

<A>: Farha, we booked corn basis through March and a little bit through May and we have booked soy, how far we’re going on soy on basis.

<A>: Basis.

<A>: March, we booked it through March, we booked soy for six months – October through March.

<Q – Farha Aslam>: Perfect. Thank you so much.

<A>: Thank you.

Operator: Next we’ll hear from Adam Samuelsson with Goldman Sachs.

<Q – Adam Samuelsson>: Thanks. Good morning everyone.

<A>: Good morning Adam.

<Q – Adam Samuelsson>: Maybe first on the supply picture, Joe, maybe can you comment on the conversations you’re having with your primary breeders and how the grandparent flocks evolving, and really when you think that you can actually see, if at all, that bigger inflection in pullet placements to really meet kind of what are very healthy industry margins at this point?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Our suppliers say, [ph] they would not have any additional breeders until the earliest would be May, they could put some – and we don’t need any additional breeders. But the earliest he would have any available would be May. And he thought that was true of the other – April, May would be the earliest that could go down and then they would have to mature for 26 weeks. And then they’d lay an egg and I mean, big numbers are not going to come until January of 2015 is my judgment.

<Q – Adam Samuelsson>: Okay. That’s helpful. And then maybe on the market. First, maybe just talk about, I mean, we .....

<A – Joe Sanderson – Sanderson Farms, Inc.>: I’ll talking about – I’m not talking about pullets, I’m talking about eggs and baby chicks.

<Q – Adam Samuelsson>: Right.

<A>: I mean, pullets are not – pullets will be available, I believe in April, May, June range.

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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<Q – Adam Samuelsson>: Right. Maybe switching gears on the market. Can you talk about, you alluded to some counter seasonal declines in wing prices, I mean, typically the fall would be the bigger kind of wing period as you get into football season, yet you had a pretty sharp decline in wing prices over the last couple of months. Maybe talk about kind of what are you seeing in that market and kind of where the cold storage stocks are today, how that kind of will play out as we move into the New Year?

<A – Lampkin Buts>: Adam, this is Lampkin, good morning.

<Q – Adam Samuelsson>: Good morning.

<A – Lampkin Buts>: Our wing prices have been soft this whole football season and declined in leg quarters have too frankly. And in both those cold storage numbers are up. We think that the wing and probably the leg – the wing thing is related to some more chickens this fall at heavier weights, which translates into more supply. And at the same time, when you compare this quarter to last quarter, this time last year, McDonald’s was putting wings in the cold storage preparing for their wing rollout. And it turns out that that rollout was not a huge success. So those wings instead of going into freezer are coming out of the freezer, those wings are in the market. You have a combination of those things going on more supply and then, from more chickens and legs and then more wings because you are not going into that McDonald’s inventory.

<Q – Adam Samuelsson>: Okay.

<A>: I mean, the industry set 202 million to 203 million eggs in the spring and the summer and those numbers were perfect for the spring and the summer. Those numbers were no good for October-November and that’s what happened and it affected – in August, we were selling boneless for $1.80, we were selling wings for $1.40 almost and leg quarters were $0.45. but in October, bonus breast was down to $1.40, wings were almost $0.40 and leg quarters have slipped $0.02 or $0.03 that’s 200 million eggs, produced too much meat for that time of the year.

<Q – Adam Samuelsson>: Okay, that’s helpful. And then maybe finally for me on the – maybe just talk quickly about your view of the export markets and where we are, I mean you talked earlier about the dark meat inventories being up by maybe give a review kind of how export demand is shipping up in some of the opportunities you’re pursuing as you look into next year?

<A>: Well, export as we get towards the end of the year, it’s been a little soft; prices have slipped a little bit each month. For the year, volumes going to be up. Mexico, Russia, Cuba, Angola are all going to be up and it’s just been slow this time of the year and I think it ties back in just what Joe was saying about a few too many chickens over this time a year and for the season. But, we feel good about exports next year, but don’t expect anything to happen in January on price – I think price is not going to move up to later in the year. But we continue to get demand and order from all the countries we ship to will just be trying to ship to those markets that are paying the high prices.

<Q – Adam Samuelsson>: All right, very helpful. I’ll pass so on. Thanks very much.

<A>: Thank you.

<A>: Thank you.

Operator: Moving on we’ll hear from Akshay Jagdale with KeyBanc Capital Markets.

<Q – Akshay Jagdale>: Good morning.

<A>: Good morning.

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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<Q – Akshay Jagdale>: Can you – I just wanted to follow-up on your production estimates. So, I think you’re projecting a 2.5% increase in pounds processed and and I believe this year your hedge process were up 1% and weights were up 2%. Can you give me a sense of what your plan is? I know things can change, but what’s driving the 2.5% increase, is it had, is it a weight, is it a combination?

<A>: Head count. We’re running – last year, we were cut back 6% January through April and January through May and we’ll be running at full capacity January through May. That’s we have Easter cut, we’ll be down New Year’s holiday, Martin Luther King holiday, we’ll have a cut back for Easter. We will run four day weeks a couple of weeks around Easter and then other than that, we will be at full capacity and that’s the difference in our production level compared to a year ago.

<Q – Akshay Jagdale>: All right. So, which is why the quarterly numbers on a year-over-year basis are, you’re going to see the most growth in 2Q of fiscal year and 3Q right around 4% and 6% year-over-year growth?

<A>: Yeah.

<A>: Yes, that’s correct.

<Q – Akshay Jagdale>: Can you just talk a little bit about the industry, and if you can maybe talk a little bit about the age of the flock and how it has impacted production this year and what impact it might have next year because that’s’ a number that on the outside don’t get to really see. But from what we can tell, the age was at all-time highs almost sometime last year. So, can you just talk about that as a constraint for production if I may?

<A>: Well, we don’t actually see the age of the hen flock, but you can track the hatchability, [indiscernible] we calculate the hatchability, and we see a little bit in agro stats. The hatchability keeps dropping on the chicks placed versus chicks hatched. And a part of that’s weather right now I think, but part of that is also people keeping hens longer. And they’re trying to place as many chicks as they can, and set as many eggs they can. And they are just holding hens and you see them go from 201 million down to 199 million that’s – that just means the hen flock is less and less productive. And – but we think the hen flock is very old and less productive and during this weather, we are having right now they are going to be even less productive. They will be more productive when the day get longer and more sunshine and warmer, but the hen flock is old and not very productive right now.

<Q – Akshay Jagdale>: So it had what like a 1.5% impact on production roughly, does that make sense for you? Maybe 1% or 2% maybe?

<A>: 200 million, 202 million.

<A>: That’s down 1% from...

<A>: 1%.

<Q – Akshay Jagdale>: Okay. So do we – should we expect the same next year, I mean there is – obviously, we are seeing some increase in the monthly pullet placement numbers not much, but some, part of that is to just replace the older hens, but..?

<A>: Well, part of that pullet placement is grandparent and parents stock too, remember.

<Q – Akshay Jagdale>: Yeah.

<A>: So, it’s hard to...

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Sanderson Farms, Inc.	SAFM	Q4 2013 Earnings Call	Dec. 17, 2013
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<A>: Where is it both...

<A>: 99% was the last, the October report.

<Q – Akshay Jagdale>: Yeah. The point I am trying to make is just, you’re expecting the hen flock to be more or less productive next year. Should we expect another 1% negative from hatchability next year roughly, is that...?

<A>: Yes, I think people are going to try and put out everything they can, because I think margins are going to be good. And I think keep hands long and they are going to try to set everything they can, and I think the hatchability has gone beyond pressure all year, because margins I believe are going to be good. So, I think you’re going – nobody is going to be able to get [indiscernible] in production until late fall. So, they are going to keep hands and hatch is going to be down. And...

<Q – Akshay Jagdale>: And what, in terms of the exact numbers you are seeing recently, it seems they have, growth has tapered off as we’re lapping some of the cut backs from last year now, it’s been around the $200 million range for almost a month and half now, seems to be a better position to be in as we enter next year. Is that a fair statement? What level of excess makes you feel good and what level of excess will may – get you concern like you were three months though when we are seeing sort of foreseeing an oversupply in November?

<A>: Well, I feel better about 200 million in April, May – March, April, May, June; January and February are unknown months, you never know what’s going to happen, and you get a lot of bad weather and snow and people can’t get out. When you get to March, April, May and you get a little bit of warm weather and – it just depends on weather, that everybody is snowed in, it’s 9 degrees in Chicago, nobody is going to be out grilling. And Northeast is [indiscernible] and spring time is, you never know, but you don’t get features in January, February in the grocery stores. But you’re not going to get too much grilling going on in January and February. We’ll get a bump in January and maybe a bump in February, but the big move is March when spring time gets here.

<Q – Akshay Jagdale>: Okay. And then just follow-up on exports. What’s going on, like, why there’s been a couple of theories I guess floating around as to why leg quarter prices had been weak, I know, that Lampkin talked about it a little bit. But is there some logistic issues that was driving that, that’s what we had heard or is it just that demand weakened and if so, why that demand weakened?

<A>: I’m not aware of any logistic issues, ocean pride is higher this time of the year because of ice breaking vessels, but that happens every year. The only – we have not attributed anything to this price declines other than a lot of products in inventory and it’s got to clear for prices to improve. The only thing we’ve heard is in Russia, local industry has increased production again this year which they’ve done every year and the wholesale market in Russia is down. So, our leg quarter is going and competing against a cheaper fresh chicken is still cheaper than, but more competition from local. We’ve heard that in Russia and that’s....

<A>: That’s just one market.

<A>: That’s really the only thing.

<A>: Yeah. I think there is just more meat. And you had tremendous growing weather in October-November and bigger chicken, huge chickens and 200 million eggs and [indiscernible] you had an oversupply situation in the fall.

<Q – Akshay Jagdale>: Just one last one and thank you for answering all the questions. The – so, you’re expecting roughly, it looks like a $0.06 per pound decrease in costs roughly, grain cost that’s

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about 7% decrease in revenue right, would offset that? We’re seeing some margin compression now because there is too much chicken in the market today that your view is – is your view that margins are for the year are likely to be relatively stable at least compared to what you reported this year?

<A>: I have no idea. We feel very good about the year.

<Q – Akshay Jagdale>: Okay. All right. I’ll pass it on.

<A>: Thank you.

<Q – Akshay Jagdale>: Thanks.

Operator: Next, we’ll hear from Brett Hundley with BB&T Capital Markets.

<Q – Brett Hundley>: Good morning, gentlemen.

<A>: Good morning, Brett.

<Q – Brett Hundley>: Mike, if you exclude those start-up expenses towards the end of 2014 and I paint a scenario where you have very similar earnings in 2014 compared to 2013. Is there any reason why your SG&A, why your expense ratio would trend any differently in your opinion?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No, the only thing there Brett is – good question. The bonuses and the ESOP that we pay this year, of course was paid because of the higher earnings. The bonus award target will be higher next year as, I think you and I and others have discussed before we base that on a 20% return on equity, our equity is up significantly this year. So those targets will be higher of course achieving those targets will be doable, because you should have lower cost and it depends on the grain market, but – I mean, on the chicken market. But who knows, just watch that we may not have those same bonus accruals or we may it just depends on profitability. So that’s really the wildcard is the bonus accrual which was $21.5 million this year. So that was a big slug of that increase. Other than that, the only other outlier is Palestine which you just identified.

<Q – Brett Hundley>: Okay. That’s very helpful. And Joe would you buy a processing facility if the price was right and it was in a state that you’re currently not operating in?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Sure.

<Q – Brett Hundley>: Okay. And there was a lot of boneless, skinless that went into cold storage during October and I just want to get your guys take on whether you’re concerned about calendar Q4 levels in total and what this might mean for pricing during the calendar first-half? it sounds like you’re not really concerned just given phone calls being made, given expectations on featuring, et cetera, but I just want to get your viewpoint.

<A>: We’re not aware of a lot of boneless joined in phrases in October. We have some customers that we sale fresh boneless to every week and they usually maintain a certain level of boneless breast and inventory going into January and their inventories are down. The cold storage inventory in October for boneless was right at 100% sort of flat from a year before, a little higher than October, but leg quarter inventory and wing inventories was only ones that same the impact to market. As Joe said, we think the next chicken boneless is up when as soon as the retailers get the Christmas behind them, they’re going to go boneless breast features.

<Q – Brett Hundley>: And Lampkin, can you give an update on China with the WTO decision and when/how this could effectuate earnings, et cetera.

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<A>: Well, we won the WTO case on the tariff, but China has not dropped it yet. They’re obviously in no hurry to do so. But when they drop that, our margins on that product will improve. It’s a 55% to 60% tariff, 55% to 60% of the value of the chicken [indiscernible] we pay in tariff to get it in the country. So when that tariff drops, our margins improve on that product. It could be $0.30 to $0.50 per share.

<Q – Brett Hundley>: Got it.

<A>: We do not have a – our contacts are – the U.S. Poultry and Egg Export Council, they think it could be another six months before that drop.

<A>: And that is an [ph] accurate number.

<A>: Correct.

<Q – Brett Hundley>: Okay. Perfect. And then just my last question is just – Joe, I’d just be curious to get your opinion and maybe what you’re hearing from your consultants on what corn acreage could look like in 2014?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We hadn’t really discussed that. We think it’s going to be a bunch. We really think soybeans are going to be up a lot, but we still think there’s going to be a lot of corn planted. But we hadn’t discussed acreage per se, but I think there is going to be a lot of it. I think there is going to be a lot of corn and a lot of soy. It kind of depends on – the soy is – South America makes a huge crop of soy, like they are making right now, not made, but if they make a huge crop down there and world supplies bloom, everybody is projecting U.S. beans could go up 10 million acres right now. If South America much huge crop beans like they are talking about, maybe not so much will that happen in the U.S. in the spring. So it kind of depends on what South America does I think or it’ll have an influence on what occurs. But I don’t have an answer for that right now.

<Q – Brett Hundley>: Well, thanks guys. I appreciate it.

<A>: You bet.

<A>: Thank you.

Operator: [Operator Instructions] We’ll hear next from Ken Zaslow with BMO Capital Markets.

<Q – Kenneth Zaslow>: Hey, good morning to everybody.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning, Ken.

<A>: Good morning.

<Q – Kenneth Zaslow>: Just a couple of questions, I know a lot of questions have been asked. Joe, it’s – I guess, I’m a little – two or three, why would you lock-in basis for corn, but not lock-in the corn prices? I kind of way think about the other way around, not again, [indiscernible] I’m obviously an equity guy not a commodity guy. But basis seemed is not very good right now, but we would expect over time that farmers actually sell a lot of corn?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, they will not selling their corn very much. We just – we bought basis – we just bought basis through – we bought basis through March and we bought it this week or last week. And we don’t want to price it. But I don’t want to tell you everything, but we won’t say that January report and January report being final report and shows

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what the actual – better view of the yields and the supply we think. And we – but yeah we buy basis, before you buy lower, you have to. You can’t price it till you buy the basis. The way we do it, you can buy features, but we don’t do that.

<A>: We don’t do that.

<Q – Kenneth Zaslow>: Okay, fair enough. I didn’t – Mike, I didn’t hear what you said about, what the cost was [indiscernible] what the bonus was?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, it’s $21.5 million. Part of that of course was both the SG&A and part of it cost of goods sold, $21.5 million total bonus.

<Q – Kenneth Zaslow>: Will that include Agri Stats?

<A>: Yes. That’s – the Agri Stats and earnings per share, right. $8.2 million was book to SG&A and $13.3 million was book to cost of goods sold.

<Q – Kenneth Zaslow>: Okay. Then going forward, you did obviously say $5.5 million to the Palestine in third quarter and fourth quarter. Will there be anything in 2015, I know, that’s a long way away. But is there anything....?

<A>: No. In 2015m assuming the plant begins operating in January of 2015, which is our target, you might have noticed in our disclosure, we saw from that a little bit, and put the first calendar quarter of 2015. But we still think January, if weather, that have little rain out there. But assuming weather and we get to catch a little bit January, and once you open it, you’ll book it cost of goods sold. You’ll just have November and December of 2015 that you’re book into SG&A. The first two months of that fiscal year, you will book some to SG&A. So, there’ll be some, but it won’t be as large as next year.

<Q – Kenneth Zaslow>: Okay. And then, so, you said in your commentary that, you thought that the extension of chicken would actually happen around January of 2015. And coincidentally, the same as your new plant is coming online. Can you talk to that timing [indiscernible] maybe not the most [indiscernible] timing?

<A>: Well, when we build a plant, we built it for 50 years, and so, it really then matter to me about what happens at first year. It will be – that plant’s going to be – we are more interested in getting that plant, trying to getting people trained in that plant to – and the growers trained and that plant will be ramping up over four quarters and what happens in 2015 is not really material. The market is not material to me or that plant. We’ve already – we kicked Kinston off in 2011. And do you remember what 2011 was like?

<Q – Kenneth Zaslow>: Yes, I do. Fair enough.

<A>: And today, as I look back I am so proud we got Kinston, a chill pack plant with George Dock at $1.04 in a quarter. I am very proud we [ph] priced Kinston up in 2011.

<A>: Let me correct something Ken, they just handed me the number and when we opened Kinston in Waco, during the first quarter – during the first two months of 2015, we did book about $4 million. So, it’s going to be – you’re going to book that in the first fiscal quarter of 2015 related to the new plant.

<Q – Kenneth Zaslow>: Okay. So [indiscernible] million for the third and fourth quarter together and it is $4 million for the first quarter 2015?

<A>: Right. It obviously ramps up as you get closer to opening the plant.

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<Q – Kenneth Zaslow>: Perfect. I just wanted to knock out that numbers of that.

<A>: No. Thank you for that. Good question.

<A>: Yeah. You’re being training hourly employees, you’ll have your hold, half of your year salaried employees are more than half your salaried employee and that’s where all that comes from.

<A>: Right.

<Q – Kenneth Zaslow>: And my final question is, Joe, I know you alluded to it, but I wanted to make sure. But you are still thinking that the menu shift next year [indiscernible], the KFC’s of the world will likely promote again the chicken, the boneless skinless chicken products in the spring area time. There is no reason believe that what it for. I think that’s what you said, I just want to make that’s true.

<A>: I do think that, I don’t know that it would – it was, I don’t know that it would call come the same month like it did in May, where you had all up in May that would just unbelievable occurrence. But a couple of other processers have called us asking us to cope them on boneless breast which is unusual. We don’t usually do that and we don’t normally have it available. So that and we’re in the same situation. You still have price beef and everybody knows it. So, it wasn’t surprise for me to see maybe it won’t fall out exact way that it happened last year. It won’t be the same product, but the same circumstance is in place for that to happen.

<Q – Kenneth Zaslow>: I really appreciate. Thank you guys.

<A>: You bet. Thank you again.

Operator: Next, we’ll go to Michael Piken with Cleveland Research.

<Q – Michael Piken>: Hi guys. Most of my questions have been asked. I just have a couple of quick follow ups. When you think that the industry cost specifically for kind of Big Bird Deboning and to some extent retail tray pack. How much of a difference is there between the producers there in sort of the top quartile or third of the cost curve versus sort of a bottom of a cost curve. Is it more like $0.02 per pound to $0.03 per pound differential or is it a bigger margin differential in that?

<A>: It’s bigger than that.

<Q – Michael Piken>: Okay. I have kind of close the gap in the last couple of years with kind of the good industry profitability or some of the smaller guys that you can sell kind of doing steps to improve their operations?

<A>: Not really.

<Q – Michael Piken>: Okay.

<A>: No.

<Q – Michael Piken>: Okay. So could you guess sort of like a broad range of that, like true for big bird and retail tray pack for both [indiscernible] business?

<A>: Thanks.

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<Q – Michael Piken>: Okay. I’m just trying to get a sense that if I give market conditions were to deteriorate like what sort of profitability with we start to expect to see some of the less efficient guys need to slowdown kind of [indiscernible] coming from?

<A>: Absolutely. [Inaudible]

<Q – Michael Piken>: Okay. So there hasn’t been any step up. Okay, that’s great. Then switching over to the export markets. If you we were to sort of step out the impact of the Mexican AI situation that happened in the second quarter of last year. I mean do you think U.S. exports would have been up in 2013 and if we sort of assume a more normal operating environment in 2014, what sort of your view on Mexico?

<A>: Let me ask you a question. Mexico [indiscernible] and that’s the main product in it. The domestic producer, yes.

<A>: How was our leg quarter compete against that New York [indiscernible]?

<Q – Michael Piken>: That’s what I’m saying, I mean I think you’re going to have, I think you’re in that market.

<A>: Okay. What I was saying was, most of the Mexican markets are local producer produces a New York breast whole bird and our leg quarter down there is cheaper than that Mexican whole bird. And so I think we are going to have – I think you’re going to – we’re going to still be in that mark. And we’ve got niche down there now and we have distribution. And so, I think regardless of they had, if there is no government interference, we are going to be in that market.

<Q – Michael Piken>: Okay, that’s helpful. And then, yeah I guess, [indiscernible]

<A>: May make it better. But and I think we are in the market now.

<Q – Michael Piken>: Okay, thanks. Yeah and then my last question would just be sort of in general I guess, as you think about kind of your future expansion plans. I mean, if we see that, things get a little bit tougher in 2015, I mean are you – do you have a sort of certain target in terms of your leverage ratio that you’re comfortable with or when would you sort of make the decision to move forward on your next plans or not – after Palestine?

<A>: Well, our balance sheet kind of tells us, what to do and if our balance sheet is healthy and we make a good grain crop this summer. And if we have a location, you might make it before 2015.

<Q – Michael Piken>: Okay. Thank you very much, guys. Appreciate the color.

<A>: Thank you very much.

<Q – Michael Piken>: Thank you.

Operator: And we’ll take a follow up from Akshay Jagdale.

<Q – Akshay Jagdale>: Hey, thanks for the follow up, just one – this is a housekeeping one for Mike. The bonus payment, the numbers you quoted does that also include the ESOP?

<A>: No.

<A>: No.

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<A>: No, the $21.5 million is just the bonus, the ESOP was $8.4 million compared to $3.8 million a year ago.

<Q – Akshay Jagdale>: And for next year, should we assume similar numbers?

<A>: I don’t know Akshay, the ESOP and the bonus will totally depend on the level of profitability and the ESOP is generally 4.2% to 4.5% of operating income and I don’t know what that’s going to be. What’s your model say?

<Q – Akshay Jagdale>: Yeah, that was a indirect way of asking is next year is similar to this year.

<A>: Yeah. That was good, that was sneaking, but good.

<Q – Akshay Jagdale>: All right. Well, I’ll pass it on. Thanks a lot.

<A>: Thank you.

<A>: Thank you, Akshay.

Operator: [Operator Instructions] Gentlemen, it appears we have no further questions. I’ll turn the conference back to you.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Good. Thank you all for spending time with us this morning and on behalf of everyone at Sanderson Farms, I wish you Merry Christmas, Happy Hanukkah and happy and prosperous and peaceful New Year. Thank you.

Unverified Participant

Thank you.

Operator: Ladies and gentlemen, that does conclude today’s conference. Again we do thank you all for joining us. You may now disconnect.

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